Exhibit 3.4

CERTIFICATE OF DESIGNATION OF SERIES B PREFERRED UNITS OF UC ASSET, LP

________ Shares

Date: March 16, 2025

UC Asset, LP (the “Company”), a limited partnership organized and existing under and by virtue of the provisions of Delaware law (the “Delaware Law”),

DOES HEREBY CERTIFY:

Pursuant to the authority granted to the General Partner in Section 4.01(a) of the limited partnership of the Company, the General Partner, does hereby issue One Million Three Hundred Thirty-three Thousand Three Hundred Thirty-four (1,333,334) shares of Series B Preferred Units of the Company (hereinafter referred to as the “Series B Preferred Units”), and designate the rights, preferences, powers, privileges, restrictions, qualifications, and limitations of the Series B Preferred Units as follows:

Section 1. Face Value

Each Series B Preferred Unit shall bear a face value of one dollar and twenty cents ($1.20).

Section 2. Initial Issuance Date

Each and every Series B Preferred Unit is issued on the date of March 16, 2025 (the “Initial Issuance Date”), which is also evidenced on the cover of this Certificate as well as on the signature page.

Section 3. No Dividends and Non-transferrable.

Except for otherwise it may be granted by the Company in writing from time to time, holders of Series B Preferred Units shall NOT be entitled to receive any dividends, regardless of any dividends that may be attributed to any other classes of units of the Company, including common units of the Company (the “Common Units”) as defined by the Company in its bylaw.

Except for otherwise it may be granted by the Company in writing from time to time, Series B Preferred Shares shall be held by the holder on record and shall NOT be assigned or transferred to any other persons.

Section 4. Voting Rights.

Holders of Series B Preferred Units shall be entitled to no voting rights on any business matters of the Company.

Holders of Series B Preferred Units shall become holder of Common Units, and thereby have voting rights the same as any other Common Unit holders, immediately at the moment when the holder converts any number of Series B Preferred Units into Common Units. Voting rights defined herein shall apply to any ongoing voting processes that are not concluded at the moment of conversion.

Section 5. Ranking

All shares of Common Units shall be of junior rank to all preferred units, including this Series B Preferred Units, with respect to the preferences as to dividends or distributions, and payments upon liquidation event. The rights of the shares of Common Units shall be subject to the preferences and relative rights of all preferred units.

All shares of other series of preferred units shall be of junior rank to Series B Preferred Units with respect to the preferences as to dividends or distributions, and payments upon liquidation event. The rights of the shares of other series of preferred units shall be subject to the preferences and relative rights of the Series B Preferred Units.

Section 6. Conversion

Series B Preferred Units shall be convertible into shares of Common Units on the terms and conditions set forth in this Section 6 and the following Section 7 and 8.

a. Holder’s Conversion Rights. Subject to terms and conditions hereinunder in Section 6(b) , 6(c) , 6(d) and 6(e), any Holder shall be entitled to convert any number of Series B Preferred Units, at any time or times on or after twelve (12) months of the Initial Issuance Date, into fully paid and nonassessable shares of Common Units.

b. Conversion Ratio. The number of shares of Common Units issuable upon conversion of each preferred unit (the “Conversion Ratio”), which shall apply to this Series B Preferred Unit, as well as to any other series of preferred units that have been issued or will be issued by the Company, shall be determined according to the following formula:

The Conversion Ratio of any a series of preferred units shall equal to its Face Value divided by its conversion price (Conversion Ratio = Face Value/Conversion Price).

c. Conversion Price. The conversion price of Series B Preferred Units shall be set at One dollar and twenty cents ($1.20), or any other amount lower than this price that may be granted by the Company in writing from time to time.

d. No fractional shares. No fractional shares of Common Unit are to be issued upon the conversion of any preferred units, but rather the number of shares of Common Unit to be issued shall be rounded to the nearest whole number.

e. Maximum Amount of Conversion. Total number of converted shares (including those converted before and those to be converted at the current conversion) shall not exceed a maximum amount (“Max Amount”) which shall be determined using the following formula:

Max Amount shall equal to the amount of current (as at the moment of conversion) monthly rent that the issurer is receiving from a property, which locates at the address of 7408 Apple Valley Rd, Edmond, OK, 73043(the “property”), deducted by the Base Amount(see below), divided by $1,200, and then round down to nearest integer, and then times 100,000.

Base Amount shall be set at $13,000 for the remaining time of the year 2025 following the Initial Issuance Date, and shall then be set at $16,000 until twenty-four(24) months after the Initial Issuance Date, and then increase by 5% by the end of the twenty-fourth(24th)month, and then increased by 5% after each and every twenty-four(24) months.

Section 7. Mechanics of Conversion.

The conversion of any preferred units, which shall apply to this Series B Preferred Unit, as well as to any other series of preferred units that have been issued or will be issued by the Company, shall be conducted in the following manner:

a. Holder’s Delivery Requirements. To convert preferred units into shares of Common Units on a date (a “Conversion Date”), the Holder shall 1) transmit in writing, by means of facsimile, email, certified mail, or otherwise deliver, for receipt on or prior to 11:59 p.m., New York City Time, on such date, a copy of a properly completed notice of conversion executed by the registered Holder of the preferred units subject to such conversion in the form attached hereto as Addendum I (the “Conversion Notice”) to the Company and the Company’s designated transfer agent (the “Transfer Agent”) and 2) surrender to the Company as soon as practicable following such date the original certificates representing the preferred units being converted (the “Preferred Unit Certificates”).

b. Company’s Response. Upon receipt by the Company of a Conversion Notice, the Company shall 1) as soon as practicable, but in any event within ten (10) Trading Day (the “Share Delivery Date”), send in writing, by means of facsimile, email, certified mail, or otherwise deliver, a confirmation of receipt of such Conversion Notice to such Holder and the Transfer Agent, which confirmation shall constitute an instruction to the Transfer Agent to process such Conversion Notice in accordance with the terms herein; and 2) if the number of preferred units represented by the Preferred Unit Certificate(s) submitted for conversion is greater than the number of preferred units being converted, then the Company shall, as soon as practicable, after receipt of the Preferred Unit Certificate(s) (the “Preferred Unit Delivery Date”) and at its own expense, issue and deliver to the Holder a new Preferred Unit Certificate representing the number of preferred units not converted.

c. Record Holder. The Person or Persons entitled to receive the shares of Common Unit issuable upon a conversion of preferred units shall be treated for all purposes as the record holder or holders of such shares of Common Unit on the Conversion Date.

Section 8. Other terms regarding Conversion

a. Authorization of Common Units. The Company shall, at or prior to the time of any conversion, take any and all actions necessary to increase its authorized, but unissued Common Units and to reserve and keep available out of its authorized, but unissued Common Units, such number of shares of Common Units as shall, from time to time, be sufficient to effect conversion of the Series A Units.

b. Book-Entry. The Holder and the Company shall maintain records showing the number of preferred units so converted and the dates of such conversions. In the event of any dispute or discrepancy, such records of the Company establishing the number of preferred units to which the record Holder is entitled shall be controlling and determinative in the absence of manifest error.

Section 9. Other Matters.

Any other matters regarding the Series B Preferred Units that are not defined herein shall be guided by the Limited Partnership Agreement of the Company (the “LPA”). In the event of any inconsistency, conflict or ambiguity between this Certificate and the LPA, the LPA shall control and supersede any such inconsistency, conflict or ambiguity.

IN WITNESS WHEREOF, this Certificate of Designation of Series B Preferred Units has been executed by a duly authorized officer of this Company on this March 16, 2025 (“Initial Issuance Date”).

UC ASSET, LP

General Partner

By: (s)
Larry Xianghong Wu, Managing Member

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